DocumentID186401v3                                  -3-
                                  EXHIBIT "C"

                    AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           REGENCY REALTY CORPORATION

         This corporation was incorporated on July 8, 1993 effective July 9, 1993 under the name Regency Realty Corporation. Pursuant to Sections 607.1001, 607.1003, 607.1004 and 607.1006 of the Florida Business Corporation Act, amendments to Section 5.1(r) and Section 5.14 of the Articles of Incorporation of Regency Realty Corporation were approved by the Board of Directors at a meeting held on September 23, 1998, and adopted by the shareholders of the corporation on February 26, 1999.


         Section 5.1(r) is hereby amended in its entirety as follows:

                  (r)  "Special  Shareholder  Limit"  for a Special  Shareholder
shall initially mean 60% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation; provided, however, that if at any time after the effective date of this Amendment a Special Stockholder's ownership of Common Stock, on a fully diluted basis, of the Corporation shall have been below 45% for a continuous period of 180 days, then the definition of "Special Shareholder Limit" shall mean 49% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation. After any adjustment pursuant to Section 5.8, the definition of "Special Shareholder Limit" shall mean the percentage of the outstanding Common Stock as so adjusted, and the definition of "Special
Shareholder Limit" shall also be appropriately and equitably adjusted in the event of a repurchase of shares of Common Stock of the Corporation or other reduction in the number of outstanding shares of Common Stock of the Corporation. Notwithstanding the foregoing, if any Person and its Affiliates (taken as a whole), other than the Special Shareholder, shall directly or indirectly own in the aggregate more than 45% of the outstanding shares of Common Stock, on a fully diluted basis, of the Corporation, the definition of "Special Shareholder Limit" shall be revised in accordance with Section 5.8 of the Stockholders Agreement. Notwithstanding the foregoing provisions of this definition, if, as the result of any Special Shareholder's ownership (taking into account for this purpose constructive ownership under Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code) of shares of Capital Stock, any Person who is an individual within the meaning of Section 542(a)(2) of the Code (taking into account the ownership attribution rules under Section 544 of the Code, as modified by Section 856(h) of the Code) and who is the Beneficial Owner of any interest in a Special Shareholder would be considered to Beneficially Own more than 9.8% of the outstanding shares of Capital Stock, then unless such individual reduces his or her interest in the Special Shareholder so that such Person no longer Beneficially Owns more than 9.8% of the outstanding shares of Capital Stock, the Special Shareholder Limit shall be reduced to such percentage as would result in such Person not being considered to Beneficially Own more than 9.8% of the outstanding Shares of Capital Stock. Notwithstanding anything contained herein to the contrary, in no event shall the Special Shareholder Limit be reduced below the Ownership Limit. At the request of the Special Shareholders, the Secretary of the Corporation shall maintain and, upon request, make available to each Special Shareholder a schedule which sets forth the then current Special Shareholder Limits for each Special Shareholder.
         Section 5.14 is hereby amended in its entirety as follows:


         Section 5.14  Certain Transfers to Non-U.S. Persons Void.

         (a) At any time that Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) own directly or indirectly 50% or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation, any Transfer of shares of Capital Stock of the Corporation by any Person (other than a Special Shareholder) on or after the effective date of this Amendment that results in such shares being owned directly or indirectly by a Non-U.S. Person (other than a Special Shareholder) shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein.

         (b) At any time that Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) own directly or indirectly less than 50% of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation, any Transfer of shares of Capital Stock of the Corporation by any Person (other than a Special Shareholder) to any Person on or after the effective date of this Amendment shall be void ab initio to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein if such Transfer

         (i) occurs prior to the 10% Termination Date and results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (other than Special Shareholders) comprising 4.9 percent (4.9%) or more of the fair market value of the issued and outstanding shares of Capital Stock of the Corporation; or

         (ii) results in the fair market value of the shares of Capital Stock of the Corporation owned directly or indirectly by Non-U.S. Persons (including Special Shareholders who will at all times be presumed to be Non-U.S. Persons) comprising fifty percent (50%) or more of the fair market value of the issued and outstanding shares of Capital Stock the Corporation.

         (c) If any of the foregoing provisions is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the shares of Capital Stock of the Corporation held or purported to

 Directors or otherwise:e shall, automatically and without the necessity of any action by the Board of


         (i)      be prohibited from being voted;

         (ii)     not be entitled to dividends with respect thereto;

         (iii) be considered held in trust by the transferee for the benefit of the Corporation and shall be subject to the provisions of
                  Section 5.3(c) as if such shares of Capital Stock were the subject

 Transfer that violates Section 5.2; and


         (iv) not be considered outstanding for the purpose of determining a quorum at any meeting of shareholders.

         (d) The Special Shareholders may, in their sole discretion, with prior notice to the Board of Directors, waive, alter or revise in writing all or any portion of the Transfer restrictions set forth in this Section 5.14 from and after the date on which such notice is given, on such terms and conditions as they in their sole discretion determine.


         IN WITNESS WHEREOF, the undersigned President of this corporation has executed these Articles of Amendment this 26th day of February, 1999.




                                               -------------------------------

                                               Mary Lou Rogers, President